UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
July 7, 2011

SALON MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26395	94-3228750
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)

101 Spear Street, Suite 203, San Francisco, California 94105
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(415) 645-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2011, Salon Media Group, Inc. (the “Company”) appointed David Talbot, a member of the Company’s Board of Directors, as interim chief executive officer (CEO) of the Company succeeding Mr. Richard Gingras who resigned from his position as the CEO and Director of the Company on June 21, 2011, effective as of July 8, 2011.  Mr. Talbot will serve as the Company’s CEO until the Company completes the process of hiring a longer term CEO.

Mr. Talbot has not entered into a written agreement with the Company and the terms of his compensation for his service are not yet subject to mutual agreement. The Company will disclose the terms of Mr. Talbot’s compensation arrangements as interim CEO once they have been finalized.

Mr. Talbot, age 59, served as the Company’s CEO from 1995 through April 1999 and again from October 2003 through February 2005.  He was the Chairman of the Board of Directors from April 1999 through December 2006.  He served as Editor-in-Chief from the Company’s incorporation in 1995 through February 2005.   More recently, Mr. Talbot has been an author of books and articles for numerous publications including Time, The New Yorker and Rolling Stone. Additionally, in July 2007, Mr. Talbot joined Fenton Communications as a Senior Vice President and, in 2008, he co-founded a media company, The Talbot Players, which produces books, documentaries and TV series.  Mr. Talbot holds a Bachelor of Arts degree in Sociology from the University of California at Santa Cruz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2011

SALON MEDIA GROUP, INC.
Registrant

By:	/s/ Norman Blashka
Norman Blashka
Chief Financial Officer

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